August 14, 2024

Zvi Glasman
Chief Financial Officer
PetIQ, Inc.
230 E. Riverside Drive
Eagle, Idaho 83616

        Re: PetIQ, Inc.
            Form 10-K for Fiscal Year Ended December 31, 2023
            File No. 001-38163
Dear Zvi Glasman:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Trade &
Services